Contacts:
Elaine Gosnell	Chuck Burgess
Centerplate	The Abernathy MacGregor Group
864-597-0142	212-371-5999
elaine.gosnell@centerplate.com	clb@abmac.com

FOR IMMEDIATE RELEASE

CENTERPLATE REPORTS SECOND QUARTER 2004 RESULTS

-Company Continues Solid Progress-

- -

SPARTANBURG, S.C., July 29, 2004 – Centerplate (AMEX: CVP; TSX: CVP.un), the tradename for Volume Services America Holdings, Inc.’s operating businesses, and a leading provider of catering, concessions, merchandise and facilities management services, today reported financial results for the second quarter and fiscal year-to-date ended June 29, 2004.

Net sales for the quarter ended June 29, 2004 increased by 0.6% to $173.7 million from $172.7 million for the quarter ended July 1, 2003. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 were $17,621,000, compared to $17,914,000 for the second quarter of 2003. The difference in adjusted EBITDA was due primarily to 52 fewer Major League Baseball games at company facilities resulting from the relocation of the San Diego Padres to a new stadium not operated by the company (40 games), the later start of the MLB season this year compared to 2003 (12 games, which are scheduled in the fourth quarter), and over $500,000 of costs associated with being a public company. Using the adjusted EBITDA for 12 typical MLB games played in the second quarter of 2003 in company accounts, the approximate value of the 12 games that would have been played in the second quarter of 2004 would be $307,000.

(Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.)

For the twenty-six weeks ended June 29, 2004, net sales increased by 0.9% to $272.0 million from $269.6 million during the comparable period in 2003. Adjusted EBITDA increased by 1.6% to $20,220,000 in 2004 from $19,894,000 in 2003.

For the second quarter 2004, Centerplate reported net income of $5,334,000 versus net income of $2,876,000 in the second quarter of 2003. The increase was primarily the result of a $1.5 million tax benefit related to a change in the effective tax rate during the second quarter of 2004. For the twenty-six weeks ended June 29, 2004, the company reported a net loss of $3,903,000 compared to a net loss in the comparable period of 2003 of $3,669,000. The change in net loss for 2004 resulted from the completion of the tender for the company’s 1999 high-yield notes, a higher effective income tax rate and a change in the fair value of a derivative (summarized below).

“Centerplate continues to make solid progress,” said Lawrence E. Honig, Chairman and Chief Executive Officer. “During the first half of the year, we signed several new contracts, and gave up a few smaller contracts, with the projected effect, on an annualized basis, of $2.5 million in increased revenues. As of June 29, 2004 the number of our accounts remains consistent at 130.”

For the second quarter of 2004, new accounts the company began operating after the second quarter of 2003 contributed $2.3 million in increased net sales over the second quarter of 2003. Convention centers contributed another $4.0 million in sales increases over the prior year. Minor league baseball accounts added another $1.3 million in increased net sales. These increases were partially offset by a reduction in sales of $3.2 million primarily due to the 52 fewer MLB games held in the company’s facilities, and by $3.8 million due to the closing of a number of minor, marginally profitable accounts during the past year.

On a per share basis, Centerplate reported net income of $0.24 per share for the second quarter of 2004 versus net income of $0.21 per share for the comparable period of 2003, and a net loss for the year-to-date period ended June 29, 2004 of $0.17 per share versus a net loss of $0.27 per share for the comparable period of 2003.

As previously announced, on August 20, 2004 Centerplate will make its eighth distribution to IDS holders in accordance with its announced intention to make distributions at the annual rate of approximately $1.56 per IDS.

The company has determined that the portion of the stock owned by the Initial Equity Investors exchangeable for subordinated notes should be treated as mezzanine equity and that the option to effect such an exchange represents a derivative that should be recorded at fair value on the company’s balance sheet. This treatment has resulted in recording approximately $11.8 million as mezzanine equity between total liabilities and stockholders’ equity. In addition, a derivative liability for the Initial Equity Investors’ option to convert stock into debt has been recorded at its fair value on June 29, 2004 of $4.4 million. This balance represents an increase of $1.6 million in the liability from the first quarter ended March 30, 2004. Accordingly, the company has recorded the change in the fair value of this derivative as a non-cash charge to interest expense in the second quarter ended June 29, 2004. The treatment does not affect the company’s adjusted EBITDA nor its ability to pay dividends.

It is the company’s understanding that the Securities and Exchange Commission is expected to provide accounting guidance for IDS issuers in upcoming weeks. Such guidance could affect the company’s treatment of certain features in its IDSs, including features that are deemed to be embedded derivatives, as well as earnings per share and mezzanine equity. The guidance could have a material effect on the company’s financial statements and related disclosures and may require the company to revise certain financial data included in this press release as well as previously issued financial statements. Based on information currently available to the company, the company believes that it is unlikely that the guidance will have any impact on its Adjusted EBITDA or its ability to pay dividends.

Centerplate will discuss its second quarter and fiscal year-to-date 2004 financial results on a conference call at 10:00 AM EDST on Friday, July 30, 2004. Interested parties may participate in the call by dialing 1-877-780-2271 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-973-582-2737. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from noon Eastern Time on July 30, 2004 through midnight on August 4, 2004. The replay can be accessed domestically by dialing 1-877-519-4471. For international callers, the dial-in number is 1-973-341-3080. The passcode for the call is 5001099.

About Centerplate

Centerplate, the tradename for Volume Services America Holdings, Inc.’s operating businesses, is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.

Forward-Looking Statements

The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

VOLUME SERVICES AMERICA HOLDINGS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands, except share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2004	2003	2004	2003
Net sales	$173,725	$172,733	$271,961	$269,633
Cost of sales	140,546	140,664	222,693	222,319
Selling, general and administrative expense	15,596	14,177	29,143	27,552
Depreciation and amortization	6,601	6,895	13,479	13,370
Contract related losses	121	537	121	647

Income from operations	10,861	10,460	6,525	5,745

Interest expense, net	7,112	5,124	14,148	10,195
Other income, net	(38)	(14)	(95)	(19)

Income (loss) before income taxes	3,787	5,350	(7,528)	(4,431)
Income tax provision (benefit)	(1,547)	2,474	(3,625)	(762)

Net income (loss)	5,334	2,876	(3,903)	(3,669)
Other comprehensive income (loss)- foreign currency translation adjustment	(116)	313	(109)	560

Comprehensive income (loss)	$5,218	$3,189	$(4,012)	$(3,109)

Basic net income (loss) per share	$0.24	$0.21	$(0.17)	$(0.27)

Diluted net income (loss) per share	$0.24	$0.21	$(0.17)	$(0.27)

Weighted average shares	22,524,992	13,612,829	22,524,992	13,612,829

VOLUME SERVICES AMERICA HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2004	2003	2004	2003
Net income (loss)	$5,334	$2,876	$(3,903)	$(3,669)
Income tax provision (benefit)	(1,547)	2,474	(3,625)	(762)

Income (loss) before income taxes	3,787	5,350	(7,528)	(4,431)
Adjustments:
Interest expense (1)	7,112	5,124	14,148	10,195
Depreciation and amortization	6,601	6,895	13,479	13,370

EBITDA (2)	$17,500	$17,369	$20,099	$19,134

The following adjustments to EBITDA were made to compute Adjusted EBITDA:
EBITDA	$17,500	$17,369	$20,099	$19,134
Adjustments:
Contract related losses (3)	121	537	121	647
Non-cash compensation	—	(96)	—	(96)
Management fees paid to affiliates of Blackstone and GE Capital (4)	—	104	—	209

Adjusted EBITDA (2)	$17,621	$17,914	$20,220	$19,894

(1)	Included in interest expense for the thirteen and twenty-six week periods ended June 29, 2004 are non-cash charges of $1.6 million and $1.8 million, respectively, related to the change in the fair value of our derivatives. In addition, in the twenty-six weeks ended June 29, 2004 is $1.2 million in expenses related to the repurchase of the remaining $12.3 million senior subordinated notes issued in 1999 of which $0.3 million is amortization expense.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Contract related losses reflect non-cash charges incurred for the write-off of assets for certain terminated accounts.

(4)	Management fees in the fiscal 2003 period represent fees paid to former majority owners for certain administrative and management functions.

VOLUME SERVICES AMERICA HOLDINGS, INC.
Selected Consolidated Cash Flow Data (Unaudited)
(in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,334	$2,876	$(3,903)	$(3,669)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,601	6,895	13,479	13,370
Amortization of deferred financing costs	379	357	1,051	715
Contract related losses	121	537	121	647
Noncash compensation	—	(96)	—	(96)
Derivative non-cash interest	1,646	—	1,875	—
Deferred tax change	(1,547)	2,474	(3,625)	(762)
Other	(116)	313	(109)	560
Gain (loss) on disposition of assets	4	(89)	7	(65)
Changes in assets and liabilities	13,370	9,619	16,237	7,138

Net cash provided by operating activities	25,792	22,886	25,133	17,838

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(2,092)	(453)	(3,119)	(4,710)
Proceeds from sale of property, plant and equipment	6,235	—	6,238	—
Purchase of location contracts	(445)	(4,649)	(5,458)	(10,481)

Net cash provided by (used in) investing activities	3,698	(5,102)	(2,339)	(15,191)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving loans, net	(16,000)	(16,000)	(4,000)	500
Principal payments on long-term debt	—	(288)	—	(575)
Principal payment to redeem senior subordinated notes	—	—	(12,250)	—
Payment of financing costs	(8)	—	(351)	—
Payment of debt issuance costs	—	—	(267)	—
Restricted cash	—	—	13,628	—
Dividend payments	(4,460)	—	(9,415)	—
Increase in bank overdrafts	3,357	2,368	101	2,219

Net cash provided by (used in) financing activities	(17,111)	(13,920)	(12,554)	2,144

INCREASE IN CASH	12,379	3,864	10,240	4,791
CASH AND CASH EQUIVALENTS:
Beginning of period	20,790	11,301	22,929	10,374

End of period	$33,169	$15,165	$33,169	$15,165

VOLUME SERVICES AMERICA HOLDINGS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(in thousands)

	June 29,	December 30,
	2004	2003
ASSETS
Current assets	$90,478	$76,602
Property and equipment, net	50,093	52,751
Contract rights, net	84,294	101,512
Cost in excess of net assets acquired	46,457	46,457
Deferred financing costs, net	12,317	13,017
Other assets	35,543	31,934

TOTAL ASSETS	$319,182	$322,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$87,208	$79,422
Long-term debt	170,245	170,245
Other liabilities	7,145	4,944
Common Stock, par value $0.01, exchangeable for subordinated debt	11,818	11,698
Total stockholders’ equity	42,766	55,964

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$319,182	$322,273